Exhibit 4.2

FIRST AMENDMENT TO

TAX BENEFITS PRESERVATION PLAN

THIS FIRST AMENDMENT TO TAX BENEFITS PRESERVATION PLAN, dated as of April 29, 2022 (this “Amendment”), is made by and between Quotient Technology Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Agreement, dated as of November 11, 2021 (the “Agreement”);

WHEREAS, Section 27 of the Agreement provides, among other things, that, prior to the Stock Acquisition Date (as defined in the Agreement), the Company and the Rights Agent may from time to time supplement or amend the Agreement to shorten or lengthen any time period under the Agreement without the approval of any holders of Rights (as defined in the Agreement);

WHEREAS, no Stock Acquisition Date has occurred on or prior to the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1.	The text of clause (a)(i) of Section 7 of the Agreement is hereby deleted and replaced in its entirety with the following: “the Close of Business on January 2, 2023 (the “Final Expiration Time”),”.

2.	Exhibit B to the Agreement is hereby amended as follows:

a.	The reference to “NOVEMBER 11, 2024” on page B-1 is hereby deleted and replaced in its entirety with the following: “JANUARY 2, 2023”.

b.	The first sentence on page B-2 is hereby deleted and replaced in its entirety with the following:

“This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefits Preservation Plan, dated as of November 11, 2021 (as amended from time to time in accordance with its terms, the “Tax Benefits Preservation Plan”), by and between Quotient Technology Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, the rights agent (and any successor rights agent, the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on January 2, 2023 or the occurrence of any earlier Expiration Time (as such term is defined in the Tax Benefits Preservation Plan) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), of the Company, at an exercise price of $28.00 per one one-thousandth of a share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed.”

3.	Exhibit C to the Agreement is hereby amended as follows:

a.

The text of clause (a) in the paragraph titled “Expiration Time” on page C-3 is hereby deleted and replaced in its entirety with the following: “the close of business on January 2, 2023 (the “Final Expiration Time”),”.

4.	This Amendment is effective as of the date first set forth above.

5.	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

6.

This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7.	Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

QUOTIENT TECHNOLOGY INC.

By:	/s/ Connie Chen
Name: Connie Chen
Title: General Counsel, Compliance Officer
& Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions
Relationship Management & Operations

[Signature Page to First Amendment to Tax Benefits Preservation Plan]